                                                                    Exhibit 12.1

                          TEXTRON FINANCIAL CORPORATION
                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                            Nine months ended
                                                            September 30, 2000
                                                            ------------------

Income before income taxes and distributions on
   preferred securities                                          $135,458
                                                                 --------

Fixed Charges:

Interest on debt                                                  247,390

Estimated interest portion of rents                                 1,419
                                                                 --------
Total fixed charges                                               248,809

                                                                 --------
Adjusted Income                                                   384,267

Ratio of earnings to fixed charges                                  1.54x
                                                                 ========


The ratio of earnings to fixed charges has been computed by dividing income before income taxes and distributions on preferred securities and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of interest portion of rentals.